Exhibit 99.1

Lakeshore Recycling Systems & Ecolocap Officially Introduce Bio-ART System

Ribbon cutting ceremony hosted by Lakeshore Recycling on September 13, 2017 announces the first successful installation of BioART in Chicago and discusses future with Ecolocap.

Chicago, IL – The introduction of Ecolocap's BioART technology was made official at the Lakeshore Recycling Systems (LRS) ribbon cutting ceremony on September 13, 2017. Many attendees joined LRS and Ecolocap for a demonstration of the BioART system. Videos from the event (including speeches from Alan Hanley, Rich Golf, and James Kwak) can be seen on Ecolocap's Facebook page.

The official introduction of BioART at the ribbon cutting ceremony marks an incredible milestone for Ecolocap. For years, the BioART system had been undergoing rigorous development and testing. The completion of the first installation in Chicago, IL is the first step in changing organic waste into a sustainable industry. The partnership with Lakeshore Recycling is the perfect fit, as both companies realize the true environmental and profitable impact that BioART can have on waste businesses. "We are so grateful to be working with Lakeshore Recycling. They have such a similar vision to ours and we're excited to continue to elevate the standard in the waste industry," James Kwak states.

The official announcement has generated great interest in BioART. James Kwak, Ecolocap CEO, envisions other areas of the United States following suit. He stated, "We have had a huge spark of interest in our BioART technology after the ribbon cutting ceremony took place. Other waste companies have been starting to realize how incredible this technology really is and have been contacting us with questions about implementing BioART at their facilities."

As the current operation at LRS continues to smoothly process 15 tons of organic fruits and vegetables, Ecolocap's next step will be to implement an additional 10 units for LRS, and eventually a farm field of BioART machines. In his final statements, James Kwak noted, "The future is very bright for Ecolocap. There will definitely be more BioART systems and partnerships coming along the way."

About Ecolocap

The Ecolocap sustainable, compost technology redirects all organic waste into a valuable byproduct. The byproduct includes organic fertilizers, chicken, fish feed, or biomass in the form of a dry powder or pellet that can be efficiently stored, transported, and spread.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Visit Ecolocap.com for more information